Exhibit 15.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Shell Company Report of Oculis Holding AG on Form 20-F of our report dated February 27, 2023, which includes an explanatory paragraph as to the ability of European Biotech Acquisition Corp. to continue as a going concern, with respect to our audits of the consolidated financial statements of European Biotech Acquisition Corp. as of December 31, 2022 and 2021, and for the year ended December 31, 2022 and for the period from January 8, 2021 (inception) through December 31, 2021, appearing in the Annual Report on Form 10-K of European Biotech Acquisition Corp. for the year ended December 31, 2022. We also consent to the reference to our Firm under the heading “Statement by Experts” in this Shell Company Report on Form 20-F.

/s/ Marcum LLP

Marcum LLP

New York, NY

March 7, 2023